Exhibit 99.1

For Internal Use Only; Not for Distribution

Your Role and Guidelines

As leaders of Chembio, you will play an important role in communicating with our customers, vendors, and partners about the benefits of this proposed combination and what it means for them, as well as what they can expect moving forward. We have included the following materials in this toolkit to ensure that you are well-equipped for these conversations:

●	Talking points for use with customers / vendors / partners

●	Q&A for use on a reactive basis as needed

These documents have been approved by legal counsel. Therefore, it is important that you do not in any way add to, or alter, these materials or any other communications you may receive in the future regarding this combination.

As you communicate with customers, vendors and partners about this announcement, please keep the following in mind:

“Do’s and Don’t’s”

✔          DO remain optimistic, confident and forward looking. Remember that the way you speak about this proposed combination will impact how others respond. This is exciting news for Chembio, and it’s important that you stay positive and forward-looking.

✔          DO stay on message. We have provided talking points below to guide conversations you may have with customers, vendors and partners. To ensure we are being consistent in our communications about this announcement, please stick to these approved messages. Continue to do your job as in the past.

✔          DO remain focused. While there is a lot to be excited about, please keep in mind, and remind your teams, that today’s announcement is just the first step. The combination with Biosynex is expected to close by the end of the first quarter of 2023, subject to customary closing conditions, and until then we will continue to operate as separate companies.

✔          DO reassure our stakeholders we are operating as usual. We want to ensure that this is a seamless transition for all of our stakeholders. It’s business as usual at Chembio, and our customers, vendors and partners should not expect any changes to how we work with them between now and when we complete our proposed combination. Chembio will continue to operate independently of Biosynex until then.

×          DON’T stray from the approved messages. The documents we are providing include all the relevant details concerning the proposed combination with Biosynex that we have at this time. It is only “Day 1,” and if you receive questions that cannot be answered with the materials provided, it is perfectly acceptable to say: “This was just announced. Let me look into that and see if I’m able to provide more information.”

×          DON’T share sensitive information. Per our usual policies, do not share confidential information with people outside Chembio.

×          DON’T engage with Biosynex employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Biosynex employees via social media.

Customer / Vendor / Partner Talking Points

●          I’m calling today to make sure you heard the news from us directly.

●          Chembio announced that it has entered into an agreement to be acquired by Biosynex.

●          I’ll email you a copy of the press release if you haven’t seen it.

●          We’re very excited about this announcement. The acquisition of Chembio will help strengthen Chembio’s focus on infectious disease assays covering sexually transmitted infections, respiratory viruses and fever and tropical disease, built on the DPP, SURE CHECK and STAT-PAK proprietary, accurate and easy-to-use technology platforms.

●          Further, we believe the acquisition will bring increased scale in sales, marketing, product, and development to strengthen Chembio’s offering to existing partners.

●          We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

●          I can’t thank you enough for your contribution to Chembio’s success!

Customer / Partner Q&A

1.          What was announced?

●          Chembio announced that we have entered into a definitive merger agreement under which Biosynex SA (“Biosynex”), a French market leader specializing in the design and distribution of rapid tests, through a subsidiary, will acquire Chembio in an all-cash transaction valued at $17.2 million.

●          Further, we believe the acquisition will bring increased scale in sales, marketing, implementation, product, and development to strengthen Chembio’s offering to existing partners.

●          Until we complete the proposed combination with Biosynex, Chembio and Biosynex will continue to operate as independent companies and there will be no changes to how we work with you.

2.          Who is Biosynex?

●          Biosynex is a French market leader specializing in the design and distribution of rapid tests. They are headquartered in Strasbourg, France, and their tests are commercialized in over 90 countries through local distributors.

●          Our businesses are complementary both geographically and commercially.

●          We are very excited about this combination. We believe the acquisition will bring increased scale in sales, marketing, implementation, product, and development to expand Chembio’s offering to existing partners.

3.          What does this proposed combination mean for customers / partners?

●          Chembio’s differentiated tests enhance the Biosynex rapid diagnostic portfolio. Chembio’s sexually transmitted infection, tropical and fever and respiratory assays complement Biosynex’s current virology portfolio to create a more comprehensive offering. The Chembio commercial infrastructure broadens the Biosynex footprint globally. The combined commercial team and distribution partners expand Biosynex’s presence in the United States, Brazil, Africa and Asia as well as bolster Biosynex’s European network.

●          We are dedicated to making this combination as seamless as possible for all customers and partners and remain focused on continuing to deliver the same level of exceptional service that you’ve come to expect from us.

●          We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

4.          What differences should we expect?

●          We will continue to deliver the same level of exceptional service that you’ve come to expect from us.

●          We believe the proposed combination will bring increased scale in sales, marketing, implementation, product, and development to enhance Chembio’s offering to existing partners.

●          We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

5.          What will happen to my current contracts?

●          Until the close of the proposed combination with Biosynex, Chembio and Biosynex will continue to operate as separate, independent companies, and we will provide updates, as appropriate.

●          It is early days and we’ve just announced this combination. As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

6.          Will my contact at Chembio change?

●          No. We will continue to deliver the same level of exceptional service that you’ve come to expect from us.

7.          What are the next steps in the integration planning process? When will we know more about the post-closing details?

●          We expect that the proposed combination with Biosynex will close by the end of the first quarter of 2023, subject to customary closing conditions.

●          Until the close of the proposed combination, Chembio and Biosynex will continue to operate as independent companies and there will be no changes to how we work with you.

●          It is early days and we’ve just announced this combination. As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

8.          Where can I find additional information?

●          For more information on the announcement, please refer to the press release available on our website.

●          As we work towards closing and integration, we will be in touch with you with more details about our combined services and offerings.

If a customer / partner asks a question that you do not know the answer to, please tell them: “It is early in the process, and we do not have all the answers right now. I will do my best to get an answer and follow up with you.”

Additional Information and Where to Find It

This communication relates to a pending business combination between Biosynex and Chembio. The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Biosynex and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and Chembio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Each of Biosynex and Chembio also plan to file other relevant documents with the SEC regarding the proposed transaction. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents will be sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement will also be made available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex will be available free of charge under the News heading of Biosynex’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio will be available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Cautionary Statement Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this communication include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this communication include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); the risk of litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Chembio’s filings with the SEC, including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this communication. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.